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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 333-09343

                        Consumer Portfolio Services, Inc.
                 (with respect to CPS Auto Grantor Trust 1996-2)
             (Exact Name of Registrant as specified in its charter)

       16355 Laguna Canyon Road, Irvine, California 92618   (949) 753-6800
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    6.70% Asset Backed Certificates, Class A
            (Title of each class of securities covered by this Form)

                                      None
       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [ ]     Rule 12h-3(b)(1)(ii)    [ ]
Rule 12g-4(a)(1)(ii)    [ ]     Rule 12h-3(b)(2)(i)     [ ]
Rule 12g-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(ii)    [ ]
Rule 12g-4(a)(2)(ii)    [ ]     Rule 15d-6              [x]
Rule 12h-3(b)(1)(i)     [x]

Approximate number of holders of record as of the certification or notice date:

                  6.70% Asset Backed Certificates, Class A: One

Pursuant to the requirements of the Securities Exchange Act of 1934
Consumer Portfolio Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: March 30, 1999            BY: /s/ Jeffrey P Fritz
     ----------------------        --------------------------------------------
                                   Name: Jeffrey P Fritz
                                   Title: Senior Vice President and C.F.O.